Exhibit 4.1

DESCRIPTION OF SECURITIES

Australian Oilseeds Holdings Ltd. (“we,” “us,” “our,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and warrants, each whole warrant exercisable to purchase one share of Ordinary Shares at an exercise price of $11.50 (the “Warrants”). The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Amended and Restated Memorandum and Articles of Incorporation in their entirety for a complete description of the rights and preferences of Company’s securities as well as the Companies Act (As Revised) of the Cayman Island, as amended (the “Cayman Act”).

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K to which this Description of Securities is an exhibit.

General

The rights of Australian Oilseeds shareholders are governed by Cayman Act, Australian Oilseeds’ Amended and Restated Memorandum and Articles of Incorporation. The following description of the terms of the Australian Oilseeds’ capital stock is not complete and is qualified in its entirety by reference to the applicable provisions of Cayman Act as well as the Amended and Restated Memorandum and Articles of Association, incorporated by reference to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part (the “Annual Report”). Capitalized terms used herein but not otherwise defined shall have the meaning as set forth in the Annual Report.

Authorized and Outstanding Stock

Our authorized capital stock, each with a par value of $0.0001 per share, is 555,000,000 shares, including 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 Preference Shares, each of par value $0.0001 per share.

Ordinary Shares

As of December 3, 2024, there were 23,224,102 Ordinary Shares outstanding. All Ordinary Shares are fully paid and non-assessable.

Voting rights. Each holder of Ordinary Shares is entitled to one vote for each share of Ordinary Shares held of record by such holder on all matters submitted to a vote of the shareholders. Holders of Ordinary Shares will vote together as a single class on all matters. Except as expressly required by law, holders of ordinary shares, as such, will not be entitled to vote on any amendment to the Amended and Restated Memorandum and Articles of Association (including any certificate of designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof).

Dividend rights. The holders of Ordinary Shares will be entitled to the payment of dividends and other distributions of cash, stock or property on the Ordinary Shares when, as and if declared by the board of directors in accordance with law.

Rights upon liquidation. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our shareholders will be distributed among the holders of the then-outstanding Ordinary Shares pro rata in accordance with the number of shares held by each such holder.

Other rights. The holders of Ordinary Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Ordinary Shares. The rights, preferences and privileges of holders of the Ordinary Shares will be subject to those of the holders of any shares of the preferred stock we may issue in the future.

Authorized but Unissued Shares. The authorized but unissued shares of our Ordinary Shares are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action; Special Meetings of Shareholders. The Amended and Restated Memorandum and Articles of Association provides that shareholders may not take action by written consent but may only take action at annual or special meetings of shareholders. As a result, a holder controlling a majority of Australian Oilseeds’ capital stock would not be able to amend our bylaws or remove directors without holding a meeting of shareholders called in accordance with our bylaws. Further, the Amended and Restated Memorandum and Articles of Association provides that special meetings of our shareholders may be called, for any purpose or purposes, at any time only by or at the direction of our board of directors, the chairperson of Australian Oilseeds’ board of directors or the Chief Executive Officer and will not be called by any other person or persons. These provisions might delay the ability of shareholders to force consideration of a proposal or for shareholders controlling a majority of Australian Oilseeds’ capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. In addition, our Amended and Restated Memorandum and Articles of Association established an advance notice procedure for shareholder proposals to be brought before an annual meeting or special meeting of shareholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of our board of directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder who (a) was a shareholder on the date of giving the notice, on the record date for the determination of the shareholders entitled to vote at the meeting and at the time of the meeting, (b) entitled to vote at the meeting, and (c) has complied with the advance notice procedures specified in our Amended and Restated Memorandum and Articles of Association or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Shareholders may not nominate persons for election to our board of directors at any special meeting of shareholders.

Further, for business and nominations of persons for election to the board of directors to be properly brought before an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Memorandum and Articles of Association.

To be timely, a shareholder’s notice must be received in accordance with an “Acceptable Delivery Method” not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, such shareholders’ notice must be received no earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public disclosure of the date of such annual meeting is first made by the Company (such notice within such time periods, “Timely Notice”).

Shareholders at an annual meeting or special meeting may only consider proposals or nominations properly brought before a meeting of shareholders. These provisions could have the effect of delaying shareholder actions that are favored by the holders of a majority of the outstanding voting securities until the next shareholder meeting.

Amendment of Amended and Restated Memorandum and Articles of Association. Our Amended and Restated Memorandum and Articles of Association may be amended or repealed by a Special Resolution passed at a meeting of the holders of the issued shares of that class present in person or by proxy. A Special Resolution means the approval of a majority of not less than two-thirds of the Company shareholder entitled to vote.

Quorum

Our Amended and Restated Memorandum and Articles of Association provide that, at any meeting of the board of directors, a quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors shall be two, and if there be less than two Directors shall be one.

No Cumulative Voting

Under Cayman Act, the right to vote cumulatively does not exist unless our Amended and Restated Memorandum and Articles of Association expressly authorizes cumulative voting. The Amended and Restated Memorandum and Articles of Association does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Memorandum and Articles of Association provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the Cayman Act, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Cayman Act. In addition, as permitted by Cayman Act, the Amended and Restated Memorandum and Articles of Association include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the Cayman Act, with certain exceptions, Australian Oilseeds’ shareholders will have appraisal rights in connection with a merger or consolidation of Australian Oilseeds. Section 238 of the Cayman Islands Companies Act gives shareholders the right to dissent from a merger or consolidation of a Cayman Islands company and receive the fair value of their shares instead of the merger consideration.

Shareholders’ Derivative Actions

Under the Cayman Act, any of our shareholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Transfer Restrictions

Certain Sellers entered into a Lock-Up Agreement with regard to the Exchange Shares received by such Seller. These sellers were JSKS Enterprises Pty Ltd, which entered into a Lock-Up Agreement for 1,936,865 shares (presently, 1,816,865 shares representing 70.35%), and KGV Global FZE, which entered into a Lock-Up Agreement for 561,949 shares representing 21.76% of shares at that time (presently, 526,949 shares representing 20.42%). In such Lock-Up Agreements, which are identical with regards to terms and duration, each Seller agreed that such Seller will not, (A) with respect to 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earliest of (x) the six (6) month anniversary of the Closing Date, (y) commencing after the three (3) month anniversary of the Closing, the date on which the closing sale price of the Pubco Ordinary Shares equals or exceeds $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property) and (B) and with respect to the remaining 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earlier or the date that is six (6) months after the date of the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property), (i) lend, offer, pledge (except as provided below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Seller’s Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Seller’s Exchange Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Each holder also agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the Escrow Account. However, each Seller is allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the Escrow Account) by gift, will or intestate succession or to any immediate family member (or related trust), trustor or trust beneficiary, as a distribution to equity holders upon liquidation or to an affiliate or pursuant to a court order or settlement agreement in divorce; provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreement.

Trading Symbol and Market

Our Ordinary Shares is listed on NASDAQ under the symbol “COOT.”